Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS THIRD QUARTER 2013 REVENUES AND EARNINGS

Omaha, Nebraska, October 17, 2013:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2013.

Summarized financial results for third quarter and year-to-date 2013 compared to third quarter and year-to-date 2012 are as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Total revenues	$511,728	$506,504	1%	$1,511,263	$1,526,692	(1)%
Trucking revenues, net of fuel surcharge	321,664	326,222	(1)%	955,064	979,422	(2)%
Value Added Services (“VAS”) revenues	96,455	83,213	16%	270,150	245,839	10%
Operating income	32,583	41,805	(22)%	103,637	128,320	(19)%
Net income	21,259	25,128	(15)%	64,610	77,053	(16)%
Earnings per diluted share	0.29	0.34	(15)%	0.88	1.05	(16)%

Earnings per diluted share for third quarter 2013 of $0.29 were within the expected range of $0.27 to $0.30 per share as announced by the Company on September 16, 2013. The Company’s effective income tax rate for third quarter 2013 was 35.8% primarily because of tax adjustments for uncertain tax positions. The impact of this lower effective income tax rate increased diluted earnings by two cents per share. The Company expects its fourth quarter 2013 effective income tax rate to be approximately 40.5%.

Third quarter 2013 freight demand (as measured by the daily morning ratio of loads to trucks in our One-Way Truckload network) showed normal seasonal improvement in August and September 2013. This was better than the softer freight demand during the same period a year ago when freight demand was essentially flat throughout the entire quarter. The Company believes that better freight conditions in third quarter 2013 resulted from slightly tighter capacity due to the July 1, 2013 implementation of government-mandated hours of service changes and slightly improved customer demand.

Average revenues per total mile, net of fuel surcharge, rose 2.4% in third quarter 2013 compared to third quarter 2012. We believe there are several truckload capacity constraints including an older industry truck fleet, the higher cost of new trucks and trailers, significant safety regulatory changes and a challenging driver market. We continue to work jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

Werner Enterprises, Inc. - Release of October 17, 2013

Average monthly miles per truck declined by 3.5% in third quarter 2013 compared to third quarter 2012 and declined by 2.3% compared to second quarter 2013. The Federal Motor Carrier Safety Administration (“FMCSA”) published final driver hours of service ("HOS") rules in December 2011, which became effective July 1, 2013. Among the changes were more restrictive requirements covering driver use of the 34-hour restart rule and a new mandatory 30-minute rest period after 8 hours on duty. The Company modified and tested its electronic HOS system and began dispatching drivers under the revised HOS rules effective July 1. As expected, the Company believes that these hours of service changes negatively impacted miles per truck by two to three percent. The Company is working closely with its customers and drivers to minimize the impact of these changes or to obtain adequate rate relief. In addition to the HOS changes, truck mix changes (more Dedicated, less One-Way Truckload) and a 7% shorter length of haul in third quarter 2013 compared to third quarter 2012 also contributed to the lower miles per truck.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and Logistics (VAS). In third quarter 2013, we averaged 7,200 trucks in service in the Truckload segment and 46 intermodal drayage trucks in the VAS segment. We ended the quarter with 7,245 trucks in the Truckload segment (an increase of 95 trucks from the end of second quarter 2013) and 50 trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,555 trucks (or 49% of our total Truckload segment fleet).

Diesel fuel prices were 6 cents per gallon lower in third quarter 2013 than in third quarter 2012 and were 9 cents per gallon higher than in second quarter 2013. For the first 17 days of October 2013, the average diesel fuel price per gallon was 31 cents lower than the average diesel fuel price per gallon in the same period of 2012 and 14 cents lower than in fourth quarter 2012. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in our industry remains constrained by economic and safety regulatory factors. Following the 2008 recession, class 8 truck builds have been low, resulting in an industry average truck age that remains historically high at 6.6 years. It is very difficult for many smaller and medium size private carriers to replace their older, lower-value trucks with much higher cost, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We reduced the average age of our much younger truck fleet by half a year during 2011 and 2012, with net capital expenditures totaling $457 million during that two-year period. The significantly higher cost of new trucks and resulting higher depreciation expense and related diesel exhaust fluid costs is not being recovered through a single year customer rate review cycle. We continue to invest in equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. Net capital expenditures of $71.9 million in third quarter 2013 were higher as planned. We expect our net capital expenditures for the full year 2013 to be in a range of $150 million to $175 million. The average age of our truck fleet as of September 30, 2013 was 2.3 years, and our goal is to maintain our average truck age at approximately this level during the remainder of 2013. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting and retention market remained challenging during third quarter 2013. Significant factors included a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate, and increased job competition from strengthening housing construction and hydraulic fracturing markets.

Gains on sales of assets were $2.7 million in third quarter 2013. This compares to gains on sales of assets of $5.4 million in third quarter 2012 and $6.5 million in second quarter 2013, which included a $1.1

Werner Enterprises, Inc. - Release of October 17, 2013

million gain from the sale of real estate. We sold fewer trucks and trailers in third quarter 2013 and realized lower average gains per truck. We expect gains on sales of trucks and trailers in fourth quarter 2013 to be at or below third quarter 2013 levels. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$96,455	100.0	$83,213	100.0	$270,150	100.0	$245,839	100.0
Rent and purchased transportation expense	81,958	85.0	70,611	84.9	227,410	84.2	208,876	85.0
Gross margin	14,497	15.0	12,602	15.1	42,740	15.8	36,963	15.0
Other operating expenses	10,304	10.7	8,823	10.6	30,445	11.2	24,896	10.1
Operating income	$4,193	4.3	$3,779	4.5	$12,295	4.6	$12,067	4.9

In third quarter 2013, VAS revenues increased $13.2 million or 16%, and operating income dollars increased $0.4 million or 11%, compared to third quarter 2012. For the same periods, VAS gross margin dollars increased $1.9 million or 15%, and other operating expenses increased $1.5 million or 17%; these changes are primarily attributed to Intermodal's development of its own drayage fleet, which had the effect of lowering rent and purchased transportation expense and increasing other operating expenses. Brokerage revenues in third quarter 2013 increased 17% compared to third quarter 2012 due primarily to a 20% increase in shipment volume. Brokerage operating income in third quarter 2013 was higher than in third quarter 2012, despite a 71 basis point decline in gross margin percentage. Intermodal revenues increased 28%, and Intermodal operating income increased at a higher percentage rate comparing third quarter 2013 to third quarter 2012. Werner Global Logistics revenues and operating income decreased slightly in third quarter 2013 compared to third quarter 2012.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $87.6 million and $90.1 million in third quarters 2013 and 2012, respectively, and $267.7 million and $280.7 million in the year-to-date 2013 and 2012 periods, respectively) and the VAS segment are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Ratios	2013	2012	Difference	2013	2012	Difference
Truckload Transportation Services	91.7%	88.9%	2.8%	91.2%	88.6%	2.6%
Value Added Services	95.7%	95.5%	0.2%	95.4%	95.1%	0.3%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for third quarter 2013 and third quarter 2012 are 93.4% and 91.3%, respectively, and for year-to-date 2013 and 2012 are 93.1% and 91.1%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of September 30, 2013, we had $50.0 million of debt outstanding and $752.7 million of stockholders' equity. During third quarter 2013, the Company purchased 212,300 shares of its common stock for a total cost of $5.0 million.

Werner Enterprises, Inc. - Release of October 17, 2013

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	$	%	$	%	$	%	$	%
Operating revenues	$511,728	100.0	$506,504	100.0	$1,511,263	100.0	$1,526,692	100.0
Operating expenses:
Salaries, wages and benefits	137,834	26.9	134,923	26.6	406,175	26.9	407,283	26.7
Fuel	92,890	18.2	98,805	19.5	279,874	18.5	301,064	19.7
Supplies and maintenance	46,538	9.1	44,589	8.8	133,600	8.8	131,167	8.6
Taxes and licenses	21,548	4.2	22,251	4.4	64,758	4.3	67,750	4.4
Insurance and claims	16,714	3.3	14,469	2.8	53,835	3.6	48,796	3.2
Depreciation	42,612	8.3	41,901	8.3	127,310	8.4	124,078	8.1
Rent and purchased transportation	117,651	23.0	107,495	21.2	339,029	22.4	316,501	20.7
Communications and utilities	3,754	0.7	3,382	0.7	10,083	0.7	10,545	0.7
Other	(396)	(0.1)	(3,116)	(0.6)	(7,038)	(0.5)	(8,812)	(0.5)
Total operating expenses	479,145	93.6	464,699	91.7	1,407,626	93.1	1,398,372	91.6
Operating income	32,583	6.4	41,805	8.3	103,637	6.9	128,320	8.4
Other expense (income):
Interest expense	101	—	18	—	336	—	225	—
Interest income	(589)	(0.1)	(461)	(0.1)	(1,629)	(0.1)	(1,316)	(0.1)
Other	(35)	—	16	—	(127)	—	(90)	—
Total other expense (income)	(523)	(0.1)	(427)	(0.1)	(1,420)	(0.1)	(1,181)	(0.1)
Income before income taxes	33,106	6.5	42,232	8.4	105,057	7.0	129,501	8.5
Income taxes	11,847	2.3	17,104	3.4	40,447	2.7	52,448	3.5
Net income	$21,259	4.2	$25,128	5.0	$64,610	4.3	$77,053	5.0

Diluted shares outstanding	73,216		73,445		73,530		73,414
Diluted earnings per share	$0.29		$0.34		$0.88		$1.05

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Truckload Transportation Services	$412,673	$420,003	$1,234,442	$1,270,381
Value Added Services	96,455	83,213	270,150	245,839
Other	3,368	2,872	7,495	9,410
Corporate	1,021	1,139	2,667	3,633
Subtotal	513,517	507,227	1,514,754	1,529,263
Inter-segment eliminations (1)	(1,789)	(723)	(3,491)	(2,571)
Total	$511,728	$506,504	$1,511,263	$1,526,692

Operating Income
Truckload Transportation Services	$27,101	$36,659	$85,158	$113,097
Value Added Services	4,193	3,779	12,295	12,067
Other	949	402	3,477	1,761
Corporate	340	965	2,707	1,395
Total	$32,583	$41,805	$103,637	$128,320

(1)	Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation. 2012 VAS segment revenues have been revised to conform with the current presentation.

Werner Enterprises, Inc. - Release of October 17, 2013

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.31%	12.48%	(1.4)%	12.76%	12.20%	4.6%
Average trip length in miles (loaded)	445	477	(6.7)%	450	481	(6.4)%
Average tractors in service	7,200	7,222	(0.3)%	7,164	7,248	(1.2)%
Average revenues per tractor per week (1)	$3,436	$3,475	(1.1)%	$3,418	$3,465	(1.4)%
Total trailers (at quarter end)	22,055	22,620		22,055	22,620
Total tractors (at quarter end)
Company	6,565	6,460		6,565	6,460
Independent contractor	680	650		680	650
Total tractors	7,245	7,110		7,245	7,110

Value Added Services segment
Total VAS shipments	71,210	65,989	7.9%	205,959	201,185	2.4%
Less: Non-committed shipments to truckload segment	19,196	20,473	(6.2)%	58,553	58,438	0.2%
Net VAS shipments	52,014	45,516	14.3%	147,406	142,747	3.3%
Average revenue per shipment	$1,645	$1,651	(0.4)%	$1,651	$1,589	3.9%

Average tractors in service	46	21		44	16
Total trailers (at quarter end)	1,715	980		1,715	980
Total tractors (at quarter end)	50	39		50	39

(1)	Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Capital expenditures, net	$71,939	$58,321	$106,468	$180,247
Cash flow from operations	60,183	59,917	171,091	198,715
Return on assets (annualized)	6.4%	7.5%	6.5%	7.7%

Werner Enterprises, Inc. - Release of October 17, 2013

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$17,350	$15,428
Accounts receivable, trade, less allowance of $10,022 and $10,528, respectively	236,858	211,133
Other receivables	12,677	8,004
Inventories and supplies	17,745	23,260
Prepaid taxes, licenses and permits	6,597	14,893
Current deferred income taxes	22,888	25,139
Other current assets	34,667	21,330
Total current assets	348,782	319,187

Property and equipment	1,712,627	1,690,490
Less – accumulated depreciation	736,984	696,647
Property and equipment, net	975,643	993,843

Other non-current assets	26,668	21,870
Total assets	$1,351,093	$1,334,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,077	$56,397
Current portion of long-term debt	—	20,000
Insurance and claims accruals	59,274	57,679
Accrued payroll	28,163	21,134
Other current liabilities	18,873	20,983
Total current liabilities	181,387	176,193

Long-term debt, net of current portion	50,000	70,000
Other long-term liabilities	13,963	15,779
Insurance and claims accruals, net of current portion	128,200	125,500
Deferred income taxes	224,865	232,531

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,519,908 and 73,246,598 shares outstanding, respectively	805	805
Paid-in capital	100,164	97,457
Retained earnings	812,302	758,617
Accumulated other comprehensive loss	(4,291)	(4,156)
Treasury stock, at cost; 8,013,628 and 7,286,938 shares, respectively	(156,302)	(137,826)
Total stockholders’ equity	752,678	714,897
Total liabilities and stockholders' equity	$1,351,093	$1,334,900

Werner Enterprises, Inc. - Release of October 17, 2013

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.